UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 15, 2004

WORLD HEALTH ALTERNATIVES, INC.

(Exact name of registrant as specified in this charter)

Florida	333-84934	04-3613924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Penn Center Blvd., Suite 111, Pittsburgh, PA	15235
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (412) 829-7800

NOT APPLICABLE

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 – UNREGISTERED SALE OF EQUITY SECURITIES.

Effective December 15, 2004, World Health Alternatives, Inc. (the “Company”) closed on a financing transaction with a group of private investors (“Investors”) of $13,000,000. The financing consisted of two components: (a) an aggregate of 13,000 shares of Series A Convertible Preferred Stock and (b) Warrants registered in the name of each Investor to purchase up to a number of shares of Common Stock equal to 25% of such Investors’ Subscription Amount divided by $3.00, with an exercise price equal to the Closing Price on the day prior to Closing.

The Preferred Stock will have a cumulative dividend rate per share of 8% per annum based on the Stated Value (as defined in the Definitive Agreement attached as an exhibit hereto), payable quarterly. At the option of each Investor, shares of Preferred Stock shall be convertible into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by $3.00.

The shares of Common Stock underlying the securities sold in this financing transaction will be registered for resale on a Registration Statement to be filed by the Company in accordance with terms and conditions of the Definitive Agreement. The terms and conditions of such registration are described in the Definitive Agreement and in the Registration Rights Agreement attached as an exhibit to the Definitive Agreement.

The Company intends to use the proceeds from this financing transaction to satisfy the outstanding obligation underlying the Debentures arising from the financing arrangement entered into on October 22, 2004.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

Exhibits	Description

4.1	Form of Stock Purchase Agreement between World Health Alternatives, Inc. and Certain Investors, exhibits attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD HEALTH ALTERNATIVES, INC.

By	/s/ RICHARD E. MCDONALD
Richard E. McDonald
President Principal Financial Officer Principal Accounting Officer Chairman of the Board of Directors

Date: January 3, 2005

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Stock Purchase Agreement between World Health Alternatives, Inc. and Certain Investors, exhibits attached.

4